EXHIBIT 10(u)

CLARION TECHNOLOGIES, INC.
2003 EMPLOYEE BONUS PLAN

        1.        Purposes of the Plan. The purpose of the Plan is to provide a means of providing incentive compensation to the Company’s key employees and to assist the Company in retaining and motivating those employees, as well as attracting new key personnel.

        2.        Definitions.

        “Board” means the Board of Directors of the Company.

        “Bonus Pool” means the amount by which 2003 EBITDA exceeds Target EBITDA, multiplied by nine percent (9%).

        “Committee” means the Executive Compensation Committee of the Board, or any successor Committee thereto.

        “Gross Bonus Amount” means the annual bonus amount for the Plan Year, as determined under Section 3 of the Plan.

        “Participant” means an employee of the Company or a subsidiary determined by the Committee to be eligible to participate in the Plan for the Plan Year.

        “Plan” means the Clarion Technologies, Inc. 2003 Employee Bonus Plan.

        “Plan Year” means the year ending December 31, 2003.

        “Target EBITDA” means the targeted EBITDA of the Company for the Plan Year, which shall be $10,938,889.

        “2003 EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2003.

        “Target Bonus Percentage” means the percentage of the Bonus Pool allocated to a Participant, as set forth in attached Exhibit A.

        3.        Determination of Gross Bonus Amount. For the Plan Year, a Participant shall be credited with a Gross Bonus Amount equal to the Participant’s Target Bonus Percentage (as set forth in attached Exhibit A), multiplied by the Bonus Pool.

        4.        Payment of Bonus Payment Amount.

        (a)        Determination of Bonus Payment Amount. Except as provided below, following completion of the Plan Year and the determination of each Participant’s Gross Bonus Amount, if any, under Section 3, fifty percent (50%) of the Gross Bonus Amount shall be paid to the Participant on or before January 31, 2004, and the balance of any Gross Bonus Amount shall be paid within the thirty (30) day period following the completion of the audit, by the Company’s independent auditors, of the Plan Year.

        (b)        Termination of Employment. If a Participant’s employment by the Company is terminated for any reason, either by the Company or by the Participant, prior to the date of payment of the Gross Bonus Amount, the Participant shall not be entitled to any Gross Bonus Amount.

        5.        Administration.

(a) The Committee. The Committee shall be responsible for administering the Plan.

        (b)        Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

        6.        General Provisions.

(a) No Right to Employment. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan.

(b) Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

        (c)        Plan Not Funded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Gross Bonus Amount under the Plan.

        (d)        Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

        (e)        Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of Michigan and applicable federal law.

        8.        Amendment and Termination of the Plan. The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that no amendment, discontinuance or termination of the Plan shall alter or otherwise affect the amount of a bonus earned through the date of termination. The Board may, at its discretion, modify or eliminate the amounts to be otherwise paid pursuant to this Plan if the Company reports a net loss for the Plan Year. Net loss will be determined in accordance with generally accepted accounting principals.

CERTIFICATION

        The foregoing Plan was adopted by the Board of Directors on March 18, 2003.

CLARION TECHNOLOGIES, INC.
By:	/s/

EXHIBIT A

Participant	Target Bonus Percentage
Bob Ryan Jeff Norr Ed Walsh John Brownlow Bob Bronsick Doug Dykstra John Mussman Tom Wallace Bill Beckman Other staff to be allocated by Bill Beckman Total	5% 5% 7% 7% 7% 7% 7% 14% 21% 20% 100%